EX.99.T1

POWER OF ATTORNEY

Each of the undersigned, in his or her capacity as a trustee of the CBRE Global Real Estate Income Fund (the “Trust”), a statutory trust formed under the laws of the State of Delaware (the “Trust”), hereby constitutes and appoints Joseph P. Smith and Jonathan A. Blome, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power and authority (acting alone and without the other), for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file the Trust’s Registration Statement on Form N-2 under the Securities Act of 1933 Act and the Investment Company Act of 1940 registering shares of the Trust, including any post-effective amendments thereto, with all exhibits, and any and all other documents required to be filed with any regulatory authority, federal or state, relating to the registration thereof, or the issuance of shares thereof, without limitation, granting unto such attorneys and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney this 2nd day of February, 2026.

/s/ Peter Finnerty	/s/ T. Ritson Ferguson
Peter Finnerty	T. Ritson Ferguson

/s/ Leslie E. Greis	/s/ Asuka Nakahara
Leslie E. Greis	Asuka Nakahara

/s/ Heidi Stam
Heidi Stam